               Report of Independent Certified Public Accountants
               --------------------------------------------------

Board of Directors
Cheviot Savings Bank

We have audited the accompanying statements of financial condition of Cheviot Savings Bank as of December 31, 2003 and March 31, 2003 and 2002, and the related statements of earnings, retained earnings and cash flows for the nine month periods ended December 31, 2003 and 2002 and the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cheviot Savings Bank as of December 31, 2003 and March 31, 2003 and 2002, and the results of its operations and its cash flows for the nine month periods ended December 31, 2003 and 2002 and each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




Cincinnati, Ohio
March 5, 2004


                                                 CHEVIOT SAVINGS BANK

                                           STATEMENTS OF FINANCIAL CONDITION

                                                     (In thousands)


                                                                             DECEMBER 31,             MARCH 31,
         ASSETS                                                                      2003         2003         2002

Cash and due from banks                                                          $  3,979     $  3,665     $  3,191
Federal funds sold                                                                 69,267       11,401        9,189
Interest-bearing deposits in other financial institutions                          10,530        9,342        8,815
                                                                                 --------     --------     --------
         Cash and cash equivalents                                                 83,776       24,408       21,195

Investment securities held to maturity:
  U.S. Government and agency obligations - at cost, approximate market value of $17,044, $6,062 and $11,225 at
    December 31, 2003 and March 31, 2003 and 2002, respectively                    17,035        6,046       11,144
  Municipal obligations - at cost, approximate market value of
    $103, $103 and $97 at December 31, 2003 and March 31,
    2003 and 2002, respectively                                                       100          100          100
Mortgage-backed securities held to maturity - at cost, approximate market value of $21,808, $23,982 and $23,164 at December 31,
  2003 and March 31, 2003 and 2002, respectively                                   21,804       23,593       22,961
Loans receivable - net                                                            186,424      182,209      166,550
Loans held for sale - at lower of cost or market                                      429          235           -
Real estate acquired through foreclosure - net                                         46          141          154
Office premises and equipment - at depreciated cost                                 2,910        3,018        3,046
Federal Home Loan Bank stock - at cost                                              2,792        2,710        2,591
Accrued interest receivable on loans                                                  655          655          559
Accrued interest receivable on mortgage-backed securities                              71           91          116
Accrued interest receivable on investments and interest-bearing deposits              195          134          291
Prepaid expenses and other assets                                                   1,162          444          294
                                                                                 --------     --------     --------

         Total assets                                                            $317,399     $243,784     $229,001
                                                                                 ========     ========     ========

         LIABILITIES AND RETAINED EARNINGS

Deposits                                                                         $267,927     $195,312     $190,172
Advances from the Federal Home Loan Bank                                            9,206       10,765        3,948
Advances by borrowers for taxes and insurance                                         922          570          517
Accounts payable and other liabilities                                                901          534          274
Accrued federal income taxes                                                          259          402           59
Deferred federal income taxes                                                         317          269          488
                                                                                 --------     --------     --------
         Total liabilities                                                        279,532      207,852      195,458

Commitments                                                                             -            -            -

Retained earnings - restricted                                                     37,867       35,932       33,543
                                                                                 --------     --------     --------

         Total liabilities and retained earnings                                 $317,399     $243,784     $229,001
                                                                                 ========     ========     ========

The accompanying notes are an integral part of these statements.

                                                             - 2 -


                                               CHEVIOT SAVINGS BANK

                                              STATEMENTS OF EARNINGS

                                                   (In thousands)

                                                                     NINE MONTHS ENDED                YEAR ENDED
                                                                        DECEMBER 31,                   MARCH 31,
                                                                     2003         2002        2003       2002       2001
Interest income
  Loans                                                            $8,442     $  9,101      $11,995    $11,539    $10,982
  Mortgage-backed securities                                          558          896        1,139      1,487      2,208
  Investment securities                                               217          439          588        670      1,261
  Interest-bearing deposits and other                                 210          282          346        798        970
                                                                   ------     --------      -------    -------    -------
         Total interest income                                      9,427       10,718       14,068     14,494     15,421

Interest expense
  Deposits                                                          2,935        4,311        5,473      8,319      9,546
  Borrowings                                                          343          328          453         36         -
                                                                   ------     --------      -------    -------    -------
         Total interest expense                                     3,278        4,639        5,926      8,355      9,546
                                                                   ------     --------      -------    -------    -------

         Net interest income                                        6,149        6,079        8,142      6,139      5,875

Provision for losses on (recoveries of) loans                          45           (8)         250        312         -
                                                                   ------     --------      -------    -------    -------

         Net interest income after provision for losses on
           (recoveries of) loans                                    6,104         6087        7,892      5,827      5,875

Other income
  Rental                                                               28           28           38         38         41
  Rental income on real estate acquired through foreclosure             2            1            2        256        276
  Gain (loss) on sale of real estate acquired through foreclosure      (8)         (28)         (36)        90         65
  Gain on sale of loans                                                52            3           14         -          -
  Other operating                                                     117          106          245        122        120
                                                                   ------     --------      -------    -------    -------
         Total other income                                           191          110          263        506        502

General, administrative and other expense
  Employee compensation and benefits                                1,832        1,727        2,601      1,970      1,854
  Occupancy and equipment                                             269          301          385        340        369
  Property, payroll and other taxes                                   461          420          576        544        529
  Expenses of real estate acquired through foreclosure                 -            -            -         182        206
  Data processing                                                     159          176          234        198        187
  Legal and professional                                              138          154          202        209        377
  Advertising                                                         102           99          135        123        130
  Other operating                                                     404          298          397        370        348
                                                                   ------     --------      -------    -------    -------
         Total general, administrative and other expense            3,365        3,175        4,530      3,936      4,000
                                                                   ------     --------      -------    -------    -------

         Earnings before income taxes                               2,930        3,022        3,625      2,397      2,377

Federal income taxes
  Current                                                             947        1,067        1,455      1,147        384
  Deferred                                                             48          (40)        (219)      (331)       425
                                                                   ------     --------      -------    -------    -------
         Total federal income taxes                                   995        1,027        1,236        816        809
                                                                   ------     --------      -------    -------    -------

         NET EARNINGS                                              $1,935     $  1,995      $ 2,389    $ 1,581    $ 1,568
                                                                   ======     ========      =======    =======    =======


The accompanying notes are an integral part of these statements.

                                                        - 3 -


                              CHEVIOT SAVINGS BANK

                         STATEMENTS OF RETAINED EARNINGS

                 For the nine months ended December 31, 2003 and
                  the years ended March 31, 2003, 2002 and 2001
                                 (In thousands)


Balance at April 1, 2000                                                $30,394

Net earnings for the year ended March 31, 2001                            1,568
                                                                        -------

Balance at March 31, 2001                                                31,962

Net earnings for the year ended March 31, 2002                            1,581
                                                                        -------

Balance at March 31, 2002                                                33,543

Net earnings for the year ended March 31, 2003                            2,389
                                                                        -------

Balance at March 31, 2003                                                35,932

Net earnings for the nine months ended December 31, 2003                  1,935
                                                                        -------

Balance at December 31, 2003                                            $37,867
                                                                        =======






The accompanying notes are an integral part of these statements.


                                                       CHEVIOT SAVINGS BANK

                                                     STATEMENTS OF CASH FLOWS

                                                           (In thousands)

                                                                       NINE MONTHS ENDED                    YEAR ENDED
                                                                          DECEMBER 31,                       MARCH 31,
                                                                       2003         2002           2003         2002       2001
Cash flows from operating activities:
  Net earnings for the period                                       $ 1,935      $ 1,995        $ 2,389      $ 1,581    $ 1,568
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of premiums and discounts on
      investment and mortgage-backed securities, net                    145          262            292          194         36
    Depreciation                                                        175          202            260          212        194
    Amortization of deferred loan origination fees                     (101)         (46)           (98)         (65)       (65)
    Proceeds from sale of loans in the secondary market               2,629          119            491           -          -
    Loans originated for sale in the secondary market                (2,791)        (117)          (716)          -          -
    Gain on sale of loans                                               (52)          (3)           (14)          -          -
    (Gain) loss on sale of real estate acquired through foreclosure       8           28             36          (90)       (65)
    Federal Home Loan Bank stock dividends                              (82)         (92)          (119)        (151)      (172)
    Provision for losses on (recoveries of) loans                        45           (8)           250          312         -
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                               -           (60)           (96)        (233)      (100)
      Accrued interest receivable on mortgage-backed securities          20            5             25           70         30
      Accrued interest receivable on investments and interest-
        bearing deposits                                                (61)          36            157          143        (85)
      Prepaid expenses and other assets                                (718)          33           (150)         (55)       (39)
      Accounts payable and other liabilities                            367          912            260           52        (12)
      Federal income taxes
        Current                                                        (143)        (521)           343          457       (289)
        Deferred                                                         48          (40)          (219)        (331)       425
                                                                    -------      -------        -------      -------    -------
         Net cash flows provided by operating activities              1,424        2,705          3,091        2,096      1,426

Cash flows provided by (used in) investing activities:
  Principal repayments on loans                                      46,669       37,775         56,260       33,872     23,953
  Loan disbursements                                                (50,853)     (49,123)       (70,781)     (57,318)   (28,466)
  Loan participations purchased                                          -        (1,443)        (1,443)          -          -
  Purchase of U.S. Government and agency obligations                (15,064)      (4,073)        (6,114)     (14,372)    (7,926)
  Proceeds from maturity of U. S. Government and agency
    obligations                                                       4,000        4,000         11,000       11,000     20,945
  Purchase of mortgage-backed securities                             (4,984)      (8,143)        (8,143)      (6,000)        -
  Principal repayments on mortgage-backed securities                  6,701        5,242          7,431       11,899      9,903
  Additions to real estate acquired through foreclosure                  -            -             (16)          -          (5)
  Proceeds from sale of real estate acquired through foreclosure        133          126            150        1,869      1,623
  Purchase of office premises and equipment                             (66)        (196)          (232)        (206)       (54)
                                                                    -------      -------        -------      -------    -------
         Net cash flows provided by (used in) investing
           activities                                               (13,464)     (15,835)       (11,888)     (19,256)    19,973

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposits                                72,615        3,714          5,140       (3,440)     8,150
  Proceeds from Federal Home Loan Bank advances                          -         8,000          8,000        4,000         -
  Repayments on Federal Home Loan Bank advances                      (1,559)        (759)        (1,183)         (52)        -
  Advances by borrowers for taxes and insurance                         352          359             53          100         60
                                                                    -------      -------        -------      -------    -------
         Net cash flows provided by financing activities             71,408       11,314         12,010          608      8,210
                                                                    -------      -------        -------      -------    -------

Net increase (decrease) in cash and cash equivalents                 59,368       (1,816)         3,213      (16,552)    29,609

Cash and cash equivalents at beginning of period                     24,408       21,195         21,195       37,747      8,138
                                                                    -------      -------        -------      -------    -------

Cash and cash equivalents at end of period                          $83,776      $19,379        $24,408      $21,195    $37,747
                                                                    =======      =======        =======      =======    =======

The accompanying notes are an integral part of these statements.

                                                                    - 5 -

                                               CHEVIOT SAVINGS BANK

                                       STATEMENTS OF CASH FLOWS (CONTINUED)

                                                   (In thousands)


                                                                NINE MONTHS ENDED                   YEAR ENDED
                                                                   DECEMBER 31,                      MARCH 31,
                                                                2003         2002           2003        2002       2001
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Federal income taxes                                       $1,089       $1,038         $1,113      $   983    $   672
                                                               ======       ======         ======      =======    =======

    Interest on deposits and borrowings                        $3,278       $4,639         $5,926      $ 8,355    $ 9,571
                                                               ======       ======         ======      =======    =======

Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through
    foreclosure                                                $   46       $  154         $  157      $   196    $   107
                                                               ======       ======         ======      =======    =======

  Recognition of mortgage servicing rights in accordance
    with SFAS No. 140                                          $   21       $    1         $    4      $     -    $    -
                                                               ======       ======         ======      =======    =======










The accompanying notes are an integral part of these statements.

                                                          - 6 -

                              CHEVIOT SAVINGS BANK

                          NOTES TO FINANCIAL STATEMENTS

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES

     For all periods through December 31, 2003, Cheviot Savings Bank (the "Savings Bank") operated as a state-chartered mutual financial institution. On June 24, 2003, the Board of Directors of the Savings Bank adopted a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Savings Bank reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp., as parent of the Savings Bank, and the Savings Bank converted to the stock form of ownership, followed by the issuance of all the Savings Bank's outstanding stock to Cheviot Financial Corp. The Reorganization was completed effective January 5, 2004. Pursuant to the Plan, Cheviot Financial Corp. sold 4,388,438 common shares, representing approximately 44% of the outstanding common stock, at $10.00 per share, to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP"). In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Savings Bank. Cheviot Mutual Holding Company was organized as a federally chartered mutual holding company and owns 55.0% of the outstanding common stock of Cheviot Financial Corp. Cheviot Financial Corp. issued 9,918,751 common shares, which resulted in proceeds, net of offering costs, of approximately $42.4 million.

     The Savings Bank conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, commercial and consumer purposes. The Savings Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

     The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

     During 2003, the Savings Bank elected to change its financial reporting year to December 31 from March 31. This change was made without any impact on the Savings Bank's operational structure.

     The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

     1. INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The Savings Bank accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Savings Bank has

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     1. INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)

     the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses charged to retained earnings. At December 31, 2003 and March 31, 2003 and 2002, the Savings Bank designated all investment and mortgage-backed securities as held-to-maturity. Realized gains or losses on sales of securities are recognized using the specific identification method.

     2. LOANS RECEIVABLE

     Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

     Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At December 31, 2003 and March 31, 2003, loans held for sale were carried at cost. At March 31, 2002, the Savings Bank had no loans held for sale.

     During fiscal 2003, the Savings Bank initiated a program to sell certain loans in transactions with the Federal Home Loan Bank, retaining servicing on loans sold. The Savings Bank accounts for mortgage servicing rights in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that the Savings Bank recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

     The Savings Bank recorded $2,000 of amortization related to mortgage servicing rights during the nine months ended December 31, 2003. The Savings Bank recorded a nominal amount of amortization related to mortgage servicing rights during the fiscal year ended March 31, 2003, as loans sold to the Federal Home Loan Bank did not take place until the latter part of the fiscal year. The carrying value of the Savings Bank's mortgage servicing rights, which approximated their fair value, totaled approximately $23,000 at December 31, 2003 and $4,000 at March 31, 2003.

     The Savings Bank was servicing mortgage loans of approximately $2.9 million and $479,000 that had been sold to the Federal Home Loan Bank at December 31, 2003 and March 31, 2003, respectively. At March 31, 2002, the Savings Bank had no loans serviced for others.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     3. LOAN ORIGINATION FEES AND COSTS

     The Savings Bank accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

     4. ALLOWANCE FOR LOAN LOSSES

     It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loan loss experience, changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

     The Savings Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent.

     A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

     Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     4. ALLOWANCE FOR LOAN LOSSES (continued)

     The Savings Bank's impaired and nonperforming loan information was as follows:

                                                             DECEMBER 31,                     MARCH 31,
                                                                 2003              2003         2002         2001
                                                                                  (In thousands)

     Impaired loans with related allowance                       $  38            $  40        $  40        $  40
     Nonperforming loans not subject to individual
       evaluation for impairment                                   424              195          576          508
                                                                  ----             ----         ----         ----

          Total impaired and nonperforming loans                  $462             $235         $616         $548
                                                                  ====             ====         ====         ====


                                                     NINE MONTHS ENDED                      YEAR ENDED
                                                       DECEMBER 31,                          MARCH 31,
                                                    2003          2002             2003         2002         2001
                                                                              (In thousands)

     Allowance on impaired loans
       Beginning balance                           $  28         $  28            $  28        $  28        $  28
       Provision                                      -             -                -            -            -
       Charge-off of loans                            -             -                -            -            -
                                                   -----         -----            -----        -----        -----
       Ending balance                              $  28         $  28            $  28        $  28        $  28
                                                   =====         =====            =====        =====        =====

     Average balance of impaired loans             $  39         $  40            $  40        $  40        $  40
     Interest income recognized on impaired loans  $   3         $   3            $   4        $   4        $   7

     The allowance for impaired loans is included in the Savings Bank's overall allowance for credit losses.

     5. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

     Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. A loan loss provision is recorded for any write down in the loan's carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     6. OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment are carried at cost. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be between fifteen and forty years for buildings and improvements, five to ten years for furniture and equipment and five years for automobiles. An accelerated method is used for tax reporting purposes.

     7. FEDERAL INCOME TAXES

     The Savings Bank accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

     The Savings Bank's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance and the directors deferred compensation plan. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

     8. BENEFIT PLANS

     The Savings Bank has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. Each year the Savings Bank is required to contribute 3% of eligible employees' salaries, plus the lesser of 3% of each participant's salary or 50% of each participant's contributions, to the plan. Additional employer contributions are made at the discretion of the Board of Directors. Employer contributions totaled $88,000, $76,000, $123,000, $102,000 and $77,000 for the nine months ended December 31, 2003 and 2002 and the years ended March 31, 2003, 2002 and 2001, respectively.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     8. BENEFIT PLANS (CONTINUED)

     The Savings Bank implemented a nonqualified directors deferred compensation plan (the "compensation plan") during fiscal 2003, which provides for the payment of benefits to its directors upon termination of service with the Savings Bank and vesting in the compensation plan after ten years of service. The deferred compensation liability reflects the current value of the plan obligation based on a present value of providing a sum certain of $11,400 per year to each participant for ten years after retirement. The present value was determined using an interest rate of 7.00% and the relative time to retirement for each participant. The Savings Bank recorded expense of approximately $56,000 and $229,000 for the directors deferred compensation plan for the nine months ended December 31, 2003 and the fiscal year ended March 31, 2003, respectively.

     9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

     The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

     The following methods and assumptions were used by the Savings Bank in estimating its fair value disclosures for financial instruments at December 31, 2003 and March 31, 2003 and 2002:

          CASH AND CASH EQUIVALENTS: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

          INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

          LOANS RECEIVABLE: The loan portfolio was segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and commercial real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     9. FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

          FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the statements of financial condition is deemed to approximate fair value.

          DEPOSITS: The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2003 and March 31, 2003 and 2002. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

          ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

          ADVANCES BY BORROWERS FOR TAXES AND INSURANCE: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

          COMMITMENTS TO EXTEND CREDIT: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2003 and March 31, 2003 and 2002, the difference between the fair value and notional amount of loan commitments was not material.

     Based on the foregoing methods and assumptions, the carrying value and fair value of the Savings Bank's financial instruments were as follows at December 31, 2003 and March 31, 2003 and 2002:

                                                  DECEMBER 31,                        MARCH 31,
                                                      2003                    2003                   2002
                                             CARRYING      FAIR     CARRYING        FAIR    CARRYING       FAIR
                                                VALUE     VALUE        VALUE       VALUE       VALUE      VALUE
                                                                         (In thousands)

    Financial assets
      Cash and cash equivalents              $ 83,776   $ 83,776    $ 24,408    $ 24,408    $ 21,195   $ 21,195
      Investment securities                    17,135     17,147       6,146       6,165      11,244     11,322
      Mortgage-backed securities               21,804     21,808      23,593      23,982      22,961     23,164
      Loans receivable                        186,853    183,126     182,444     188,050     166,550    165,579
      Federal Home Loan Bank stock              2,792      2,792       2,710       2,710       2,591      2,591
                                             --------   --------    --------    --------    --------   --------

                                             $312,360   $308,649    $239,301    $245,315    $224,541   $223,851
                                             ========   ========    ========    ========    ========   ========

    Financial liabilities
      Deposits                               $267,927   $268,004    $195,312    $197,266    $190,172   $192,761
      Advances from the Federal Home
        Loan Bank                               9,206      9,154      10,765      10,597       3,948      3,899
      Advances by borrowers for taxes
        and insurance                             922        922         570         570         517       517
                                             --------   --------    --------    --------    --------   --------

                                             $278,055   $278,080    $206,647    $208,433    $194,637  $197,177
                                             ========   ========    ========    ========    ========   ========

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     10. ADVERTISING

     Advertising costs are expensed when incurred.

     11. CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

     12. RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the December 31, 2003 financial statement presentation.

     13. RECENT ACCOUNTING DEVELOPMENTS

     In June 2002, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on the Savings Bank's financial condition or results of operations.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Savings Bank does not have any variable interest entities, therefore FIN 46 is not expected to have a material effect on the Savings Bank's financial statements.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

     13. RECENT ACCOUNTING DEVELOPMENTS (CONTINUED)

     The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

     Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Savings Bank's financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

     SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Savings Bank). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, as required, without material effect on the Savings Bank's financial position and results of operations.

NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities held to maturity at December 31, 2003 and March 31, 2003 and 2002 are shown below.

                                                                     DECEMBER 31, 2003
                                                                  GROSS          GROSS    ESTIMATED
                                                AMORTIZED    UNREALIZED     UNREALIZED         FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                                     (In thousands)

     U.S. Government agency securities            $17,035         $  14         $    5      $17,044
     Municipal obligations                            100             3              -          103
                                                  -------         -----         ------      -------

                                                  $17,135         $  17         $    5      $17,147
                                                  =======         =====         ======      =======

     The Savings Bank's U.S. Government agency securities were scheduled to mature within two years. The municipal obligation was scheduled to mature in 2025.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

                                                                    MARCH 31, 2003
                                                                  GROSS          GROSS    ESTIMATED
                                                AMORTIZED    UNREALIZED     UNREALIZED         FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                                     (In thousands)

     U.S. Government agency securities            $6,046          $  16         $   -       $6,062
     Municipal obligations                           100              3             -          103
                                                  ------          -----         -----       ------

                                                  $6,146          $  19         $   -       $6,165
                                                  ======          =====         =====       ======

                                                                    MARCH 31, 2002
                                                                  GROSS          GROSS    ESTIMATED
                                                AMORTIZED    UNREALIZED     UNREALIZED         FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                                     (In thousands)

     U.S. Government agency securities           $11,144          $  83         $   2      $11,225
     Municipal obligations                           100              -             3           97
                                                 -------          -----         -----      -------

                                                 $11,244          $  83         $   5      $11,322
                                                 =======          =====         =====      =======

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities held to maturity at December 31, 2003 and March 31, 2003 and 2002 are shown below.

                                                                     DECEMBER 31, 2003
                                                                  GROSS          GROSS    ESTIMATED
                                                AMORTIZED    UNREALIZED     UNREALIZED         FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                                     (In thousands)

     Federal Home Loan Mortgage
       Corporation adjustable-rate
       participation certificates                 $ 2,001          $ 13         $ 16        $ 1,998
     Federal National Mortgage
       Association adjustable-rate
       participation certificates                   2,127            12           15          2,124
     Government National Mortgage
       Association adjustable-rate
       participation certificates                  17,676           100           90         17,686
                                                  -------          ----         ----        -------

                                                  $21,804          $125         $121        $21,808
                                                  =======          ====         ====        =======

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

                                                                     MARCH 31, 2003
                                                                  GROSS          GROSS    ESTIMATED
                                                AMORTIZED    UNREALIZED     UNREALIZED         FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                                     (In thousands)

     Federal Home Loan Mortgage
       Corporation adjustable-rate
       participation certificates                 $ 2,398         $ 11          $  15       $ 2,394
     Federal National Mortgage
       Association adjustable-rate
       participation certificates                   2,658            6             10         2,654
     Government National Mortgage
       Association adjustable-rate
       participation certificates                  18,537          397             -         18,934
                                                  -------         ----          -----       -------

                                                  $23,593         $414          $  25       $23,982
                                                  =======         ====          =====       =======


                                                                     MARCH 31, 2002
                                                                  GROSS          GROSS    ESTIMATED
                                                AMORTIZED    UNREALIZED     UNREALIZED         FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                                     (In thousands)


     Federal Home Loan Mortgage
       Corporation adjustable-rate
       participation certificates                 $ 3,113         $ 12          $  23       $ 3,102
     Federal National Mortgage
       Association adjustable-rate
       participation certificates                   3,325           10             15         3,320
     Government National Mortgage
       Association adjustable-rate
       participation certificates                  16,523          236             17        16,742
                                                  -------         ----          -----       -------

                                                  $22,961         $258          $  55       $23,164
                                                  =======         ====          =====       =======

     The amortized cost of mortgage-backed securities at December 31, 2003 and March 31, 2003, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                                     DECEMBER 31,        MARCH 31,
                                                                            2003              2003
                                                                                (In thousands)

     Due in one year or less                                              $   513          $   610
     Due in one year through five years                                     2,268            2,694
     Due in five years through ten years                                    3,389            4,028
     Due in more than ten years                                            15,634           16,261
                                                                          -------          -------

                                                                          $21,804          $23,593
                                                                          =======          =======

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

     The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2003:

                                LESS THAN 12 MONTHS                12 MONTHS OR LONGER                      TOTAL
     DESCRIPTION OF         NUMBER OF   FAIR    UNREALIZED    NUMBER OF    FAIR   UNREALIZED     NUMBER OF   FAIR    UNREALIZED
       SECURITIES         INVESTMENTS   VALUE     LOSSES    INVESTMENTS    VALUE    LOSSES     INVESTMENTS   VALUE     LOSSES
                                                           (Dollars in thousands)
     U.S. Government
       agency obligations      2      $ 8,000     $   5          -        $    -    $    -           2      $ 8,000      $  5
     Mortgage-backed
       securities              4        7,399        93          11        2,078        28          15        9,477       121
                               -      -------     -----          --       ------    ------          --      -------      ----

     Total temporarily
       impaired securities     6      $15,399     $  98          11       $2,078    $   28          17      $17,477      $126
                               =      =======     =====          ==       ======    ======          ==      =======      ====

     Management has the intent and ability to hold these securities for the foreseeable future and the decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

NOTE C - LOANS RECEIVABLE

     The composition of the loan portfolio, including loans held for sale, is as follows:

                                                        DECEMBER 31,                  MARCH 31,
                                                                2003            2003             2002
                                                                         (In thousands)
     One- to four-family residential                        $166,998        $163,232         $146,747
     Multi-family residential                                  7,714           7,787            7,281
     Construction                                             13,770          12,368           10,773
     Commercial                                                5,278           6,305            6,569
     Consumer                                                    169             303              240
                                                            --------        --------         --------
                                                             193,929         189,995          171,610
     Less:
       Undisbursed portion of loans in process                 6,038           6,584            4,452
       Deferred loan origination fees                            270             232              125
       Allowance for loan losses                                 768             735              483
                                                            --------        --------         --------


                                                            $186,853        $182,444         $166,550
                                                            ========        ========         ========

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE C - LOANS RECEIVABLE

     The Savings Bank's lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $182.4 million, or 98% of the total loan portfolio at December 31, 2003, approximately $176.8 million, or 97% of the total loan portfolio at March 31, 2003, and approximately $160.3 million, or 96% of the total loan portfolio at March 31, 2002. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Savings Bank's primary lending area are presently stable.

     In the ordinary course of business, the Savings Bank has made loans to its officers and directors. Loans to officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to officers and directors totaled approximately $1.1 million at December 31, 2003 and $1.1 million and $1.2 million at March 31, 2003 and 2002, respectively.

NOTE D - ALLOWANCE FOR LOAN LOSSES

     The activity in the allowance for loan losses is as follows:

                                                     NINE MONTHS ENDED               YEAR ENDED
                                                        DECEMBER 31,                  MARCH 31,
                                                    2003          2002        2003       2002      2001
                                                                         (In thousands)

     Beginning balance                              $735          $483        $483       $239    $1,103
     Provision for losses on (recoveries of) loans    45            (8)        250        312         -
     Charge-offs of loans                            (12)            -           -        (85)     (885)
     Recoveries                                        -             -           2         17        21
                                                    ----          ----        ----       ----    ------

     Ending balance                                 $768          $475        $735       $483    $  239
                                                    ====          ====        ====       ====    ======

     At December 31, 2003, the Savings Bank's allowance for loan losses was comprised of a general loan loss allowance of $740,000, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance of $28,000. At March 31, 2003, the Savings Bank's allowance for loan losses was comprised of a general loan loss allowance of $707,000, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance of $28,000.

     Nonperforming and impaired loans totaled approximately $462,000, $178,000, $235,000, $616,000 and $548,000 at December 31, 2003 and 2002, and March
     31, 2003, 2002 and 2001, respectively.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

     During the nine month periods ended December 31, 2003 and 2002, interest income of approximately $16,000 and $7,000, respectively would have been recognized had nonperforming loans been performing in accordance with contractual terms.

     During the fiscal years ended March 31, 2003, 2002 and 2001, interest income of approximately $9,000, $11,000 and $44,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

NOTE E - OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment are comprised of the following:

                                                            DECEMBER 31,                MARCH 31,
                                                                    2003          2003            2002
                                                                             (In thousands)

     Land                                                         $  360        $  360          $  360
     Buildings and improvements                                    3,766         3,738           3,738
     Furniture and equipment                                       1,323         1,285           1,387
     Automobiles                                                      29            29              29
                                                                  ------        ------          ------
                                                                   5,478         5,412           5,514
     Less accumulated depreciation                                 2,568         2,394           2,468
                                                                  ------        ------          ------

                                                                  $2,910        $3,018          $3,046
                                                                  ======        ======          ======

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE F - DEPOSITS

     Deposits consist of the following major classifications:

     DEPOSIT TYPE AND WEIGHTED-AVERAGE                      DECEMBER 31,                   MARCH 31,
     INTEREST RATE                                                  2003              2003             2002
                                                                         (In thousands)
     NOW accounts
       0.30% at December 31, 2003                               $ 83,458
       0.43% at March 31, 2003                                                    $ 10,676
       1.01% at March 31, 2002                                                                     $ 10,070
     Passbook accounts
       0.70% at December 31, 2003                                 21,539
       1.07% at March 31, 2003                                                      20,457
       1.73% at March 31, 2002                                                                       18,308
     Money market demand deposit
       1.16% at December 31, 2003                                 50,497
       1.67% at March 31, 2003                                                      43,600
       2.37% at March 31, 2002                                                                       37,408
                                                                --------          --------         --------
          Total demand, transaction and
            passbook deposits                                    155,494            74,733           65,786

     Certificates of deposit
       Original maturities of:
         Six months
           1.19% at December 31, 2003                             44,416
           1.73% at March 31, 2003                                                  23,663
           2.59% at March 31, 2002                                                                   25,717
         12 to 18 months
           1.70% at December 31, 2003                             45,260
           2.37% at March 31, 2003                                                  44,422
           3.62% at March 31, 2002                                                                   51,663
         24 months
           2.56% at December 31, 2003                             21,546
           3.33% at March 31, 2003                                                  33,026
           5.03% at March 31, 2002                                                                   30,146
         Over 36 months
           4.73% at December 31, 2003                              1,211
           5.04% at March 31, 2003                                                  19,468
           5.92% at March 31, 2002                                                                   16,860
                                                                --------          --------         --------
          Total certificates of deposit                          112,433           120,579          124,386
                                                                --------          --------         --------

          Total deposits                                        $267,927          $195,312         $190,172
                                                                ========          ========         ========

     The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $105.0 million, $28.4 million and $25.7 million at December 31, 2003, March 31, 2003 and 2002, respectively. Deposits issued in amounts greater than $100,000 are not federally insured. At December 31, 2003, deposits included approximately $76.4 million of stock subscription receipts, of which $36.1 million was returned to the subscribers in January 2004 due to the over-subscribed status of the offering.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE F - DEPOSITS (continued)

     Interest expense on deposits is summarized as follows:

                                                         NINE MONTHS ENDED              YEAR ENDED
                                                             DECEMBER 31,                MARCH 31,
                                                           2003       2002       2003      2002        2001
                                                                           (In thousands)
     Passbook savings                                     $  120     $  224    $  277     $  370      $  442
     NOW and money market demand deposits                    466        707       894        942         847
     Certificates of deposit                               2,349      3,380     4,302      7,007       8,257
                                                          ------     ------    ------     ------      ------

                                                          $2,935     $4,311    $5,473     $8,319      $9,546
                                                          ======     ======    ======     ======      ======

     Maturities of outstanding certificates of deposit are summarized as follows:

                                                            December 31,                March 31,
                                                                    2003            2003           2002
                                                                          (In thousands)
     Less than six months                                       $ 44,416        $ 51,383       $ 23,316
     Six months to one year                                       45,260          44,768         68,485
     Over one year to three years                                 21,546          22,917         25,543
     Over three years                                              1,211           1,511          7,042
                                                                --------        --------       --------

                                                                $112,433        $120,579       $124,386
                                                                ========        ========       ========

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank, collateralized at December 31, 2003 and March 31, 2003 by pledges of certain residential mortgage loans totaling $11.5 million and $13.6 million, respectively, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:


                                  MATURING
                                 YEAR ENDING            DECEMBER 31,          MARCH 31,
    INTEREST RATE RANGE          DECEMBER 31,               2003          2003         2002
                                                                  (Dollars in thousands)

    3.89% - 5.44%                   2012                   $9,206       $10,765       $3,948
                                                            =====        ======        =====

           Weighted-average interest rate                   4.61%         4.56%        4.78%
                                                            ====          ====         ====

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001

NOTE H - FEDERAL INCOME TAXES

     The provision for federal income taxes on earnings does not differ materially from that computed at the statutory corporate tax rate for the nine months ended December 31, 2003 and 2002 or the years ended March 31 2003, 2002 and 2001.

     The composition of the Savings Bank's net deferred tax liability is as follows:

                                                             DECEMBER 31,           MARCH 31,
     Taxes (payable) refundable on temporary                     2003           2003           2002
     differences at statutory rate:                                       (In thousands)

     Deferred tax assets:
       General loan loss allowance                              $ 252          $ 240          $ 155
       Deferred compensation                                       97             78             -
       Other                                                        4             38             32
                                                                -----          -----          -----
          Total deferred tax assets                               353            356            187

     Deferred tax liabilities:
       Deferred loan origination costs                            (32)           (25)          (128)
       Federal Home Loan Bank stock dividends                    (588)          (560)          (519)
       Book/tax depreciation                                      (50)           (40)           (28)
                                                                -----          -----          -----
          Total deferred tax liabilities                         (670)          (625)          (675)
                                                                -----          -----          -----

          Net deferred tax liability                            $(317)         $(269)         $(488)
                                                                =====          =====          =====

     The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at December 31, 2003 include approximately $3.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2003 was approximately $1.0 million.

NOTE I - LOAN COMMITMENTS

     The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

     The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE I - LOAN COMMITMENTS (continued)

     At December 31, 2003 and March 31, 2003, the Savings Bank had outstanding commitments to originate fixed-rate loans with interest rates ranging from 3.50% to 6.25% totaling $2.9 million and $4.1 million, respectively, secured by one- to four-family residential real estate. Additionally, the Savings Bank had unused lines of credit under home equity loans totaling $9.6 million and $7.1 million at December 31, 2003 and March 31, 2003, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2003 and March 31, 2003, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

NOTE J - REGULATORY CAPITAL

     The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

     During the nine months ended December 31, 2003, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following table.

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE J - REGULATORY CAPITAL (continued)

     As of December 31, 2003 and March 31, 2003 and 2002, management believed that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                                AS OF DECEMBER 31, 2003
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL               ADEQUACY PURPOSES            ACTION PROVISIONS
                                        ----------------       ---------------------         ---------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $37,865    11.9%         >$ 4,761     >1.5%          >$15,870      > 5.0%
                                                                 -            -              -             -
    Core capital                        $37,865    11.9%         >$12,696     >4.0%          >$19,044      > 6.0%
                                                                 -            -              -             -
    Risk-based capital                  $38,605    30.1%         >$10,277     >8.0%          >$12,847      >10.0%
                                                                 -            -              -             -

                                                                 AS OF MARCH 31, 2003
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL               ADEQUACY PURPOSES            ACTION PROVISIONS
                                        ----------------       ---------------------         ---------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $35,932    14.7%          >$3,657     >1.5%          >$12,189      > 5.0%
                                                                  -           -              -             -
    Core capital                        $35,932    14.7%          >$9,751     >4.0%          >$14,627      > 6.0%
                                                                  -           -              -             -
    Risk-based capital                  $36,639    32.5%          >$9,013     >8.0%          >$11,266      >10.0%
                                                                  -           -              -             -

                                                                 AS OF MARCH 31, 2002
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL               ADEQUACY PURPOSES            ACTION PROVISIONS
                                        ----------------       ---------------------         ---------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $33,543    14.6%          >$3,435     >1.5%          >$11,450      > 5.0%
                                                                  -           -              -             -
    Core capital                        $33,543    14.6%          >$9,160     >4.0%          >$13,740      > 6.0%
                                                                  -           -              -             -
    Risk-based capital                  $33,998    30.6%          >$8,894     >8.0%          >$11,118      >10.0%
                                                                  -           -              -             -

                              CHEVIOT SAVINGS BANK

                Nine months ended December 31, 2003 and 2002 and
                    years ended March 31, 2003, 2002 and 2001


NOTE J - REGULATORY CAPITAL (continued)

     The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

NOTE K - REORGANIZATION AND CHANGE OF CORPORATE FORM

     On June 24, 2003, the Board of Directors of the Savings Bank adopted a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Savings Bank reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp., as parent of the Savings Bank, and the Savings Bank converted to the stock form of ownership, followed by the issuance of all the Savings Bank's outstanding stock to Cheviot Financial Corp. The Reorganization was completed effective January 5, 2004. Pursuant to the Plan, Cheviot Financial Corp. sold 4,388,438 common shares representing approximately 44% of the outstanding common stock, at $10.00 per share to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP"). In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Savings Bank. This contribution of common shares, coupled with a $750,000 cash contribution to the charitable foundation by the Savings Bank, resulted in the recognition of a $1.5 million pre-tax expense in the first quarter of 2004. Cheviot Mutual Holding Company was organized as a federally chartered mutual holding company and owns 55.0% of the outstanding common stock of Cheviot Financial Corp. Cheviot Financial Corp. issued 9,918,751 common shares, which resulted in proceeds, net of offering costs, of approximately $42.4 million. The costs of issuing the common stock were deferred and deducted from the sale proceeds of the offering. At December 31, 2003, the Savings Bank had capitalized approximately $960,000 of costs related to the offering. At the completion of the conversion to stock form, the Savings Bank established a liquidation account in the amount of retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Savings Bank after conversion.

     The Reorganization was accounted for as a change in corporate form with the historic basis of the Savings Bank's assets, liabilities and equity unchanged as a result. Subsequent to the Reorganization, the existing rights of the Savings Bank's depositors upon liquidation as of the effective date were transferred with records maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion, or in the more unlikely event of the Savings Bank's liquidation.